Exhibit 99.1

NEWS RELEASE

For Immediate Release

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

SECOND QUARTER 2004 RESULTS

Revenues of $129.7 Million;

GAAP Net Income of $0.15 Per Diluted Share;

Earnings Reduced by $0.08 Per Diluted Share as a result of Early Debt Retirement

ENGLEWOOD, COLO. (July 27, 2004) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended June 30, 2004.

Second Quarter 2004 Highlights:

•	GAAP results were as follows: total revenues were $129.7 million; operating income was $22.0 million; and net income per diluted share was $0.15. Net income was reduced by $0.08 per diluted share as a result of the write-off of deferred financing costs related to CSG’s previous bank debt, which was repaid during the quarter.

•	Cash flows from operations for the quarter ended June 30, 2004 were $40.2 million.

•	CSG completed its offering of $230.0 million of 2.5% senior subordinated convertible contingent debt securities, and used a portion of the proceeds to retire its existing bank debt, and to repurchase 2.1 million shares of its common stock for $40.0 million ($18.72 per share).

•	CSG’s Broadband Services Division (BSD) expanded its penetration of ancillary products and services within AdelphiaecTV, Mediacom, DirecTV and Time Warner. In addition, CSG signed a new five-year processing agreement with Adelphia Communications, which includes services related to Adelphia’s delivery of Voice over IP services. The bankruptcy court approved this agreement during the quarter.

•	CSG’s Global Software Services Division (GSS) expanded its relationships with a number of customers including AT&T, BSNL, Casema, O2, GCI, British Telecom and Bellsouth Ecuador. In addition, CSG continued to expand its presence in China with the addition of two new customers—Sichuan Telecom and Shanghai Telecom.

•	The Kenan FX business framework continued to gain momentum with six providers choosing to upgrade or implement the solution during the second quarter, bringing the total number of Kenan FX customers to 16. In addition, US LEC, a North American telecommunications carrier providing integrated voice, data and Internet services to businesses and enterprises in the Eastern United States, successfully deployed Kenan FX this quarter.

“We are continuing to see a stabilization in the telecommunications sector,” said Neal Hansen, chairman and chief executive officer of CSG Systems International, Inc. “Providers are looking for ways to increase their revenues and decrease their costs. In addition, our customers are successfully rolling out new services. As a result, there is an increased need for solutions that enable operators to bundle multiple products and services. We believe that we are well-positioned to benefit from this growing need.”

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CSG Systems International, Inc.

July 27, 2004

Summary Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003 (2)	Percent Change	2004	2003 (2)	Percent Change
Total revenues	$129,663	$142,361	(9%)	$260,027	$284,293	(9%)
Operating income	21,980	20,303	8%	43,264	38,159	13%
Net income	7,756	11,719	(34%)	18,589	20,426	(9%)
Net income per diluted share	0.15	0.23	(35%)	0.36	0.40	(10%)
Certain non-cash expenses (1):
Depreciation	3,517	4,334	(19%)	7,153	8,933	(20%)
Amortization	7,251	5,775	26%	13,572	12,366	10%
Stock-based employee compensation	3,800	1,414	169%	7,945	2,709	193%

Total	$14,568	$11,523	26%	$28,670	$24,008	19%

(1)	These items are calculated in accordance with GAAP, and are reflected in the accompanying Condensed Consolidated Statements of Income and Cash Flows.

(2)	During the fourth quarter of 2003, CSG adopted the fair value method of accounting for stock-based awards in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, using the prospective method of transition. The adoption of SFAS No. 123 was effective as of January 1, 2003. As a result, CSG has restated its consolidated financial statements for the three and six months ended June 30, 2003 to reflect the inclusion of additional stock-based employee compensation expense of approximately $0.2 million and $0.3 million, respectively.

Second Quarter 2004 Results

Processing revenues for the second quarter of 2004 were $80.9 million, compared to $91.0 million for the same period last year and $81.1 million for the first quarter of 2004. The year-over-year quarterly reduction relates primarily to the lower revenues from Comcast as a result of the October 2003 arbitration ruling.

Software revenues decreased 33 percent year-over-year to $8.1 million, however increased six percent from the first quarter of 2004. Compared to the second quarter of last year, maintenance revenues increased four percent to $23.7 million, however, decreased six percent when compared to the first quarter of 2004. Professional services generated $17.0 million of revenue in the quarter, a four percent increase when compared to the same period last year and a three percent increase when compared to the first quarter of 2004.

Net income presented under generally accepted accounting principles (“GAAP”) for the second quarter of 2004 was $7.8 million, or $0.15 per diluted share. The second quarter results for 2004 were reduced by the write-off of deferred financing costs of $6.6 million (related to the retirement of CSG’s previously outstanding bank debt), and restructuring charges of approximately $0.1 million, or $0.08 per diluted share in total. GAAP net income for the second quarter of 2003 was $11.7 million, or $0.23 per diluted share. The second quarter 2003 results were reduced by approximately $1.0 million, or $0.01 per diluted share, due to restructuring charges.

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CSG Systems International, Inc.

July 27, 2004

Divisional Results

CSG is organized into two divisions: the Broadband Services Division and the Global Software Services Division. CSG excludes its restructuring charges in the determination of its GAAP segment results. The results of operations for the divisions were as follows (in thousands, except percentages):

	Three Months Ended June 30, 2004
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$80,278	$617	$—	$80,895
Software revenues	935	7,174	—	8,109
Maintenance revenues	4,546	19,107	—	23,653
Professional services revenues	254	16,752	—	17,006

Total revenues	86,013	43,650	—	129,663
Segment operating expenses (3)	48,699	42,682	16,157	107,538

Contribution margin (loss) (3)	$37,314	$968	$(16,157)	$22,125

Contribution margin percentage	43.4%	2.2%	N/A	17.1%

	Three Months Ended June 30, 2003 (4)
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$90,433	$608	$—	$91,041
Software revenues	466	11,682	—	12,148
Maintenance revenues	5,079	17,749	—	22,828
Professional services revenues	212	16,132	—	16,344

Total revenues	96,190	46,171	—	142,361
Segment operating expenses (3)	53,448	48,213	19,404	121,065

Contribution margin (loss) (3)	$42,742	$(2,042)	$(19,404)	$21,296

Contribution margin (loss) percentage	44.5%	(4.4)%	N/A	15.0%

	Six Months Ended June 30, 2004
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$160,722	$1,305	$—	$162,027
Software revenues	1,823	13,923	—	15,746
Maintenance revenues	9,673	39,031	—	48,704
Professional services revenues	398	33,152	—	33,550

Total revenues	172,616	87,411	—	$260,027
Segment operating expenses (3)	97,954	85,251	31,262	214,467

Contribution margin (loss) (3)	$74,662	$2,160	$(31,262)	$45,560

Contribution margin percentage	43.3%	2.5%	N/A	17.5%

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CSG Systems International, Inc.

July 27, 2004

	Six Months Ended June 30, 2003 (4)
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$180,882	$1,335	$—	$182,217
Software revenues	2,135	20,177	—	22,312
Maintenance revenues	10,108	35,123	—	45,231
Professional services revenues	582	33,951	—	34,533

Total revenues	193,707	90,586	—	$284,293
Segment operating expenses (3)	105,083	99,535	37,364	241,982

Contribution margin (loss) (3)	$88,624	$(8,949)	$(37,364)	$42,311

Contribution margin (loss) percentage	45.8%	(9.9)%	N/A	14.9%

(3)	CSG’s segment operating expenses and contribution margin (loss), determined in accordance with GAAP, exclude restructuring charges of $0.1 million and $1.0 million, respectively, for the three months ended June 30, 2004 and 2003, and $2.3 million and $4.2 million, respectively, for the six months ended June 30, 2004 and 2003.

(4)	The respective segment results have been restated for the three and six months ended June 30, 2003 to reflect the inclusion of additional stock-based compensation expense of approximately $0.2 million and $0.3 million, respectively, as a result of CSG’s adoption of SFAS No. 123, as discussed above.

Broadband Services Division

Total domestic customer accounts processed on CSG’s system as of June 30, 2004 were 43.7 million compared to 43.5 million as of March 31, 2004. The annualized revenue per processing unit for the second quarter of 2004 was $7.42 compared to annualized revenue per processing unit of $7.38 for the first quarter of 2004.

This quarter, CSG expanded its relationship with several clients including DirecTV, Mediacom and Time Warner. In addition, CSG signed a new five-year processing agreement with Adelphia that includes services related to Adelphia’s delivery of Voice over IP services, and helped Time Warner continue to rollout Voice over IP services in several markets, including Houston, Columbus and Cincinnati.

Global Software Services Division

The GSS Division expanded its relationship with existing customers as well as added new customers in the Asia Pacific region. Sichuan Telecom and Shanghai Telecom will be using the Kenan FX framework to support their subscribers in the Chinese market. This brings the total number of clients using Kenan FX framework to 16, including six additions during the second quarter.

Financial Condition

As of June 30, 2004, CSG had cash and short-term investments of $131.2 million, compared to $105.7 million as of March 31, 2004 and $105.4 million as of December 31, 2003. Billed net accounts receivable were $123.7 million as of June 30, 2004, compared to $137.6 million as of March 31, 2004 and $130.7 million as of December 31, 2003.

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CSG Systems International, Inc.

July 27, 2004

Cash flows from operations for the quarter ended June 30, 2004 were $40.2 million, compared to $37.1 million for the same period in 2003, an increase of $3.1 million. Cash flows from operations for the quarter ended March 31, 2004 were $32.0 million, an increase of $8.2 million sequentially between quarters. The second quarter cash flows from operations of $40.2 million are significantly higher than our normal quarterly expectations, resulting primarily from the sale of certain pre-bankruptcy Adelphia accounts receivable to a third party, and higher than normal cash collections of accounts receivable within the GSS Division.

Convertible Debt Offering

In June 2004, CSG completed an offering of $230.0 million of 2.5% senior subordinated convertible contingent debt securities due June 15, 2024 in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933. CSG used the proceeds from the debt securities, along with available cash, to: (i) repay the outstanding balance of its existing bank debt; (ii) repurchase 2.1 million shares of its common stock for $40.0 million; and (iii) pay debt issuance costs.

Stock Repurchase Program

Effective June 2, 2004, CSG’s Board of Directors increased the number of shares CSG is authorized to repurchase under its stock repurchase program by 5.0 million, to a total of 15.0 million shares. During the second quarter of 2004 (in conjunction with the convertible contingent debt offering) CSG repurchased 2.1 million shares of its common stock for $40.0 million ($18.72 per share). As of June 30, 2004, the total shares repurchased under CSG’s stock repurchase program since its inception in August 1999 totaled 8.5 million shares, at a total repurchase price of approximately $240 million (weighted-average price of $28.28 per share). At June 30, 2004, the total remaining number of shares authorized for repurchase under the program totaled 6.5 million shares.

Third Quarter and Full Year 2004 Financial Guidance

“For the third quarter, we are expecting revenues of between $126 million and $133 million and earnings per diluted share of between 19 and 24 cents,” Peter Kalan, chief financial officer, said.

“For fiscal year 2004, we remain comfortable with our revenue guidance of $515 million to $530 million,” Kalan added. “However, the anticipated accretion associated with the convertible debt offering is being negated due to increasing costs associated with the support of our clients rollout of new services and our continued expansion into new geographies. Therefore, our new full-year GAAP earnings per diluted share are expected to be between 77 cents and 87 cents. This reflects a one-time reduction of $0.08 in diluted earnings per share as a result of the second quarter write-off of deferred financing costs.

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CSG Systems International, Inc.

July 27, 2004

“In addition, there are a number of non-cash items included in our earnings per share guidance,” Kalan said. “These non-cash items include amortization of approximately $27 million or 33 cents per diluted share, depreciation expense of approximately $14 million or 17 cents per diluted share, and stock-based employee compensation expense of approximately $15 million or 18 cents per diluted share. Our guidance does not include any restructuring charges that may be incurred beyond the second quarter of 2004 as we are not able to estimate them today.”

Conference Call

CSG will host a one-hour conference call on Tuesday, July 27, at 5 p.m. EDT, to discuss CSG’s second quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its two largest customers, Comcast and Echostar Communications, which combined represent approximately 30 percent of the CSG’s revenue; 2) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to expand and effectively operate its business internationally, which is much more complex and carries a higher collections risk; 8) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 9) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 10) any change in the accounting treatment as it relates to the determination of diluted shares outstanding for contingent convertible debt instruments, which could adversely impact our diluted earnings per share amounts. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

FINANCIALS TO FOLLOW

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$129,004	$105,397
Short-term investments	2,197	—

Total cash, cash equivalents and short-term investments	131,201	105,397
Trade accounts receivable-
Billed, net of allowance of $6,942 and $11,145	123,720	130,691
Unbilled and other	13,756	18,042
Deferred income taxes	5,971	9,134
Income taxes receivable	4,353	35,076
Other current assets	12,000	11,697

Total current assets	291,001	310,037
Property and equipment, net of depreciation of $94,134 and $89,529	33,827	38,218
Software, net of amortization of $70,069 and $62,957	31,414	37,780
Goodwill	217,778	219,199
Client contracts, net of amortization of $56,143 and $50,973	52,772	57,458
Deferred income taxes	49,485	53,327
Other assets	8,893	8,756

Total assets	$685,170	$724,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$45,137
Client deposits	19,317	17,175
Trade accounts payable	21,187	21,291
Accrued employee compensation	28,129	32,415
Deferred revenue	57,870	52,655
Income taxes payable	15,894	20,723
Arbitration charge payable	—	25,181
Other current liabilities	20,725	25,818

Total current liabilities	163,122	240,395

Non-current liabilities:
Long-term debt, net of current maturities	230,000	183,788
Deferred revenue	4,381	3,270
Other non-current liabilities	5,306	6,537

Total non-current liabilities	239,687	193,595

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 52,029,424 shares and 53,788,062 shares outstanding	597	593
Additional paid-in capital	292,721	281,784
Deferred employee compensation	(2,646)	(4,458)
Accumulated other comprehensive income:
Unrealized gain on short-term investments, net of tax	(2)	1
Cumulative translation adjustments	6,755	6,519
Treasury stock, at cost, 7,636,496 shares and 5,499,796 shares	(211,110)	(171,111)
Accumulated earnings	196,046	177,457

Total stockholders’ equity	282,361	290,785

Total liabilities and stockholders’ equity	$685,170	$724,775

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CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues:
Processing and related services	$80,895	$91,041	$162,027	$182,217
Software	8,109	12,148	15,746	22,312
Maintenance	23,653	22,828	48,704	45,231
Professional services	17,006	16,344	33,550	34,533

Total revenues	129,663	142,361	260,027	284,293

Cost of revenues:
Cost of processing and related services	34,619	35,557	68,425	69,676
Cost of software and maintenance	17,162	17,395	33,436	35,705
Cost of professional services	15,616	14,673	29,766	33,228

Total cost of revenues	67,397	67,625	131,627	138,609

Gross margin (exclusive of depreciation)	62,266	74,736	128,400	145,684

Operating expenses:
Research and development	14,382	16,922	30,222	32,420
Selling, general and administrative	22,242	32,184	45,465	62,020
Depreciation	3,517	4,334	7,153	8,933
Restructuring charges	145	993	2,296	4,152

Total operating expenses	40,286	54,433	85,136	107,525

Operating income	21,980	20,303	43,264	38,159

Other income (expense):
Interest expense	(2,684)	(3,482)	(6,238)	(7,356)
Write-off of deferred financing costs	(6,569)	—	(6,569)	—
Interest and investment income, net	273	443	556	731
Other, net	(537)	2,443	(1,050)	2,829

Total other	(9,517)	(596)	(13,301)	(3,796)

Income before income taxes	12,463	19,707	29,963	34,363
Income tax provision	(4,707)	(7,988)	(11,374)	(13,937)

Net income	$7,756	$11,719	$18,589	$20,426

Basic net income per common share:
Net income available to common stockholders	$0.15	$0.23	$0.36	$0.40

Weighted average common shares	51,285	51,355	51,483	51,330

Diluted net income per common share:
Net income available to common stockholders	$0.15	$0.23	$0.36	$0.40

Weighted average common shares	52,096	51,656	52,175	51,570

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CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Six Months Ended
	June 30, 2004	June 30, 2003
Cash flows from operating activities:
Net income	$18,589	$20,426
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation	7,153	8,933
Amortization	13,572	12,366
Restructuring charge for abandonment of facilities	595	683
Loss on short-term investments	3	—
Write-off of deferred financing costs	6,569	—
Deferred income taxes	7,046	1,958
Tax benefit of stock options exercised	423	9
Stock-based employee compensation	7,945	2,709
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	11,654	(3,496)
Other current and non-current assets	(401)	(546)
Arbitration charge payable	(25,181)	—
Income taxes payable/receivable	27,454	481
Accounts payable and accrued liabilities	(9,064)	(4,690)
Deferred revenues	5,794	20,530

Net cash provided by operating activities	72,151	59,363

Cash flows from investing activities:
Purchases of property and equipment	(2,785)	(2,920)
Purchases of short-term investments	(6,813)	(11)
Proceeds from sale of short-term investments	4,610	—
Acquisition of businesses and assets, net of cash acquired	(852)	(2,335)
Acquisition of and investments in client contracts	(1,185)	(1,030)

Net cash used in investing activities	(7,025)	(6,296)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,833	855
Repurchase of common stock	(40,448)	—
Proceeds from long-term debt	230,000	—
Payments on long-term debt	(228,925)	(21,075)
Payments of deferred financing costs	(7,158)	(87)

Net cash used in financing activities	(41,698)	(20,307)

Effect of exchange rate fluctuations on cash	179	227

Net increase in cash and cash equivalents	23,607	32,987
Cash and cash equivalents, beginning of period	105,397	94,424

Cash and cash equivalents, end of period	$129,004	$127,411

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for—
Interest	$5,009	$5,774
Income taxes	(25,172)	9,625